UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana		46278
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment to Employment Agreement with Anurag Gupta

On May 4, 2012, Brightpoint, Inc. (the “Company”) entered into an Amendment (the “Amendment”) to the employment agreement effective January 1, 2010 (the “Employment Agreement”) with Anurag Gupta, the Company’s President, Europe, Middle East and Africa. The Amendment provides that Mr. Gupta will be paid an annual salary of $650,000 and that such salary may be increased or otherwise modified at the end of the Employment Agreement term in the sole discretion of the Compensation and Human Resources Committee (the “Compensation Committee”) of the Company’s Board. Mr. Gupta’s increase in salary was, as disclosed in the Form 8-K filed by the Company on February 16, 2012, effective as of January 1, 2012. The Amendment also provides that Mr. Gupta will receive a one-time retention grant of 15,000 Restricted Stock Units that will vest in two equal parts on the second and third anniversaries of the grant date, May 3, 2012.

Additionally, Mr. Gupta shall be entitled to (i) as may be modified or amended from time to time by the Compensation Committee, an annual cash bonus potential, on the terms and conditions set forth in the Company’s Annual Executive Cash Bonus Plan, in an amount up to 50% of the Executive’s Salary (initially US$325,000) commensurate with the bonus opportunity of the presidents of the Company’s other divisions, and (ii) participation in the Company’s annual incentive based Executive Equity Plan at a participation rate of 150% of the Executive’s Salary (initially US$975,000) commensurate with the target equity opportunity of the presidents of the Company’s other divisions. Finally, the Amendment provides that Mr. Gupta will participate in other benefit programs offered to other European executives. All taxes associated with these benefits are the responsibility of Mr. Gupta.

The term of the Gupta Employment Agreement is for five years from the Effective Date of the Agreement (January 1, 2010, the “Initial Term”) and it will be automatically renewable for 1 year periods (each a “Renewal Term”) after the Initial Term unless either party gives notice of non-renewal (a “Notice of Non-Renewal”) to the other party at least thirty 30 days prior to the end of the then current term. If Mr. Gupta gives the Notice of Non-Renewal, then his employment shall terminate upon the expiration of the Initial Term or the then current Renewal Term, as the case may be, or if the Company gives the Notice of Non-Renewal or terminates this Employment Agreement without Cause (as defined in the Employment Agreement), the term of Mr. Gupta’s employment shall be for a final two year period (the “Final Renewal Term”), commencing on the date of Notice of Non-Renewal, unless otherwise provided in the Employment Agreement.

Mr. Gupta has also, in association with his required relocation from Spain to the United Kingdom, entered into a Relocation Agreement with the Company. The Relocation Agreement provides for a housing allowance of GBP 8,000 per month, temporary housing for up to three months, an automobile allowance in the amount of GBP 1,750 per month, tax preparation services, limited travel to the United States, tax equalization, if necessary, and health insurance.

The other material terms and conditions of the Employment Agreement have not been amended. The descriptions of the Amendment and Relocation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and Relocation Agreement which are filed as exhibits to this Report

ITEM 5.07	Submission of Matters to a Vote of Security Holders

The annual meeting of the shareholders of Brightpoint, Inc. (the “Company”) was held on May 4, 2012. 64,477,122 shares were represented in person or by proxy. Matters submitted to the shareholders and voted upon at the meeting, which are more fully described in the Company’s proxy statement, are as follows: (1) Election of three members of the Company’s board of directors; (2) Consideration and approval of an advisory (non-binding) resolution regarding executive compensation; and (3) Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2012. All directors were elected and Proposals (2) and (3) were approved. The final voting results are set forth below.

1) The following directors were elected by the indicated votes:

	For	Withheld	Broker Non-Votes
Gov. Thomas J. Ridge	56,080,342	1,641,982	6,754,798
Jerre L. Stead	44,133,371	13,588,953	6,754,798
Kari-Pekka Wilska	56,694,062	1,028,262	6,754,798

2) The compensation of named executive officers was approved, on an advisory basis, by the indicated votes:

For	Against	Abstain	Broker Non-Votes
47,887,485	9,805,214	29,625	6,764,798

3) The appointment of Ernst & Young LLP was ratified by the indicated votes (there were no broker non-votes on this proposal):

For	Against	Abstain
57,096,225	7,316,147	64,750

ITEM 9.01	Exhibits.

10.1	Amendment to the Employment Agreement between the Company and Anurag Gupta dated May 4, 2012.

10.2	Relocation Agreement between the Company and Anurag Gupta dated as of May 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC.
(Registrant)

By:	/s/ VINCENT DONARGO
Vincent Donargo
Executive Vice President, Chief Financial Officer and Treasurer

Date: May 10, 2012